EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ChromaDex Corporation on Form S-8 of our report dated March 10, 2020, with respect to our audits of the consolidated financial statements of ChromaDex Corporation as of December 31, 2019 and December 31, 2018 and for the years then ended, and our report dated March 10, 2020 (May 18, 2020 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)) appearing in the Annual Report on Form 10-K/A of ChromaDex Corporation for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 18, 2020